SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2008

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On January 28, 2008, LCNB Corp. issued an earnings release announcing its financial results for the fourth quarter and year ended December 31, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On January 28, 2008, LCNB Corp. issued an earnings release announcing its financial results for the fourth quarter and year ended December 31, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated January 28, 2008

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 28, 2008	By: /s/ ROBERT C. HAINES II
Robert C. Haines II Chief Financial Officer

Exhibit 99.1

Press Release

January 28, 2008

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2007

LCNB Corp. today announced net income of $5,954,000 ($0.94 basic and diluted earnings per share) for the year ended December 31, 2007.  This compares to $6,514,000 ($1.00 basic and diluted earnings per share) for year ended December 31, 2006.  Net interest income for 2007 was $162,000 less than in 2006 primarily due to a decrease in the net interest margin, on a tax-equivalent basis, from 3.84% for 2006 to 3.77% for 2007.  Non-interest income remained steady, with total 2007 non-interest income being $1,000 greater than for 2006.  Non-interest expense for 2007 was $506,000 greater than for 2006, largely due to increases in salaries and benefits, occupancy, and telephone expenses.  The provision for loan losses was $123,000 greater during 2007 than in 2006, primarily because LCNB recorded a $100,000 decrease in the allowance for loan losses during 2006 due to credit quality improvements in certain loans.  Net charge-offs for the two years were relatively stable - $266,000 for 2007 and $243,000 for 2006.

Net income for the fourth quarter of 2007 was $1,589,000 ($0.25 basic and diluted earnings per share), compared to $1,790,000 ($0.28 basic and diluted earnings per share) for the fourth quarter, 2006.  Net interest income for the fourth quarter, 2007 was $38,000 more than for the fourth quarter, 2006 primarily due to growth in the loan portfolio.  Non-interest income during the fourth quarter, 2007 was $47,000 less than for the same period in 2006 primarily due to reductions in trust and insurance agency income.  Non-interest expense for the fourth quarter, 2007 was $161,000 greater than the same period in 2006 due to substantially the same reasons discussed above.

Sycamore National Bank merged with and into LCNB National Bank (formerly Lebanon Citizens National Bank), a wholly-owned subsidiary of LCNB, as of the close of business December 20, 2007.  In accordance with the purchase method of accounting, Sycamore’s results of operations were included in LCNB’s consolidated statements of income from the date of acquisition.  Sycamore’s financial results for the final 11 days of 2007 were not material to LCNB’s results of operations for 2007, but the consolidated balance sheet was significantly affected by the inclusion of Sycamore’s loans and deposits at year-end.  As a result of the merger, LCNB recorded additional net loans of $42.8 million and additional deposits of $44.4 million.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 24 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Share and per share data have been restated to reflect a 100% stock dividend paid on May 10, 2007.

Condensed Income Statement	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Interest income	$8,288	7,930	31,991	30,548
Interest expense	3,612	3,292	13,838	12,233
Net interest income	4,676	4,638	18,153	18,315
Provision for loan losses	108	43	266	143
Net interest income after provision	4,568	4,595	17,887	18,172
Non-interest income	2,126	2,173	8,346	8,345
Non-interest expense	4,567	4,406	18,344	17,838
Income before income taxes	2,127	2,362	7,889	8,679
Provision for income taxes	538	572	1,935	2,165
Net income	$1,589	1,790	5,954	6,514

Dividends per common share	$0.155	0.15	0.62	0.60
Basic earnings per common share	$0.25	0.28	0.94	1.00
Diluted earnings per common share	$0.25	0.28	0.94	1.00
Average basic shares outstanding	6,389,582	6,421,036	6,368,046	6,484,837
Average diluted shares outstanding	6,389,582	6,423,257	6,368,563	6,487,252

Selected Financial Ratios
Return on average assets	1.12%	1.29%	1.08%	1.19%
Return on average equity	11.79%	13.62%	11.41%	12.48%
Dividend payout ratio	62.00%	53.57%	66.67%	60.00%
Net interest margin (tax equivalent)	3.74%	3.82%	3.77%	3.84%

Selected Balance Sheet Items	December 31 2007	December 31, 2006
Investment securities	$90,154	114,474

Loans	446,887	390,370
Less allowance for loan losses	2,468	2,050
Net loans	444,419	388,320

Total assets	604,058	548,215
Total deposits	535,929	478,615
Short-term borrowings	1,459	15,370
Long-term debt	5,000	-
Total shareholders’ equity	56,528	50,999

Shares outstanding at period end	6,687,232	6,379,636

Book value per share	$8.45	7.99
Equity to assets ratio	9.36%	9.30%

Assets Under Management
LCNB Corp. total assets	$604,058	548,215
Trust and investments (fair value)	199,053	201,566
Mortgage loans serviced	40,260	42,431
Business cash management	34,532	27,262
Brokerage accounts (fair value)	58,929	50,816
Total assets managed	$936,832	870,290